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                                                                    EXHIBIT 99.1





                                 April 18, 1996



Board of Directors
On Command Video Corporation
3301 Olcott Street
Santa Clara, California  95054

Members of the Board of Directors:

                 You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock of On Command Video Corporation, a Delaware corporation (the "Company" or "OCV"), of the terms of the proposed business combination transaction referred to in the following paragraph (the "Combination Transaction").

                 We have reviewed the April 4, 1996 draft Agreement (the "Agreement") among Ascent Entertainment Group, Inc. ("Ascent"), OCV, SpectraVision, Inc. ("SVN") and the Official Creditors' Committee of SVN (the "Committee"). Pursuant to the terms and conditions of the Agreement, the parties will enter into the Combination Transaction in which the assets, leases, operations and business of each of OCV and SVN will, pursuant to a plan of reorganization among Ascent, OCV, SVN and the Committee, be contributed to a newly created entity ("Newco") that will issue its capital stock to OCV and the creditors of SVN in exchange for such assets. We understand that as a result of the Combination Transaction, and  subject to certain adjustments in the event SVN has a net negative working capital position, OCV stockholders would receive approximately 72.5% of the equity of Newco and creditors of SVN would receive approximately 27.5% of the equity of Newco.
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Board of Directors
On Command Video Corporation
April 18, 1996
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                 We understand that all approvals required for the consummation of the Combination Transaction have been or, prior to consummation of the Combination Transaction, are expected to be obtained. We also understand that the Board of Directors of the Company has requested this opinion to assist it in its evaluation of the Combination Transaction, which was the subject of consideration at a Board meeting held on April 18, 1996.

                 As you know, pursuant to the terms of the engagement letter dated April 18, 1996 between Allen & Company Incorporated ("Allen") and Ascent, Allen has, at the request and for the account of the Company, provided Ascent and the Company with advice, consultation and assistance with respect to analyzing the Combination Transaction.

                 In arriving at our opinion as set forth herein, we have among other things:

                 (i) reviewed the terms and conditions of the Agreement and related documentation (excluding exhibits and schedules, which have not been provided to us as of the date hereof);

                 (ii) reviewed certain reports prepared by management and Gary Wilson Partners, financial advisor to Ascent and OCV ("GWP") regarding the projected financial performance and budgetary information for OCV and the combined entity;

                 (iii) analyzed certain historical business and financial information relating to Ascent and OCV including non-public financial and
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Board of Directors
On Command Video Corporation
April 18, 1996
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                                  operating results of OCV and Ascent made
                                  available by management;

                 (iv) considered trends in the in-room entertainment, pay-per-view, programming and satellite communications industries, and the business prospects of OCV and SVN;

                 (v) conducted discussions with members of the senior management of Ascent and OCV with respect to the financial condition, business, operations, strategic objectives and prospects of Ascent and OCV, as well as discussions with GWP with respect to the newly created entity to result from the Combination Transaction;

                 (vi) conducted discussions with, and reviewed information obtained from, management of Ascent, OCV and GWP;

                 (vii) reviewed information regarding SVN's relationship with Electronic Data Systems, including certain financial and operating assumptions supplied to us by management and GWP, and we have been informed by management and GWP that they believe such arrangements are achievable;

                 (viii) reviewed financial information relating to SVN including forecasts prepared by Salomon Brothers Inc on behalf of SVN;

                 (ix) reviewed and analyzed publicly available financial and transaction information of
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Board of Directors
On Command Video Corporation
April 18, 1996
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                                  selected comparable companies in the in-room
                                  entertainment, pay-per-view, programming, and satellite communications industries;

                 (x) reviewed the pro forma impact of the Combination Transaction from financial and equity ownership perspectives;

                 (xi) analyzed discounted cash flows of OCV and Newco based on management's forecasts; and

                 (xii) conducted such other financial analyses and investigations as we deemed necessary or appropriate for the purposes of the opinion expressed herein.
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Board of Directors
On Command Video Corporation
April 18, 1996
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                 In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information provided by Ascent, OCV, GWP, and SVN to us and the representations contained in the Agreement as well as certain information relating to the strategic objectives of Ascent, OCV, and SVN as well as their existing business relationships, prospects and opportunities, including without limitation SVN's relationship with Electronic Data Systems, and we have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets of Ascent, OCV or SVN, nor have we independently assessed the creditors' claims in the reorganization of SVN.
With respect to the financial forecasts and budgetary information referred to above, we have assumed that they have been reasonably prepared on a basis reflecting the best currently available information and judgments of the management of Ascent, OCV, GWP and SVN as to the future financial performance of Ascent, OCV and SVN.

                 In addition to our review and analysis of the specific information set forth above, our opinion herein reflects and gives effect to our assessment of general economic, monetary and market conditions existing as of the date hereof as they may affect the business and prospects of Ascent, OCV, SVN and Newco, as well as the conditions and trends prevailing within their industries.

                 In connection with the preparation of this opinion, we have been engaged solely for the purpose of (i) advising the Board of Directors of Ascent and OCV with respect to its analysis of the Combination Transaction and
(ii) delivering an opinion to the Board of Directors of Ascent and OCV as to the fairness, from a financial point of view, to stockholders of Ascent and OCV of the consideration to be received pursuant to the terms of the Agreement. We have assumed that the Combination Transaction would be consummated on the terms and conditions contained in the
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Board of Directors
On Command Video Corporation
April 18, 1996
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Agreement.  Although the scope of our engagement does not include an analysis of the transaction costs that may be incurred in connection with the Combination Transaction, including the reorganization of SVN, we have addressed such costs in our opinion in a limited manner. We understand that the Company has previously retained GWP as its financial advisor in the Combination Transaction, and while our analysis included the terms of GWP's engagement as a cost of the Combination Transaction, we have not passed upon any other aspect of the engagement of GWP. With respect to warrants to purchase stock in Newco issuable in the Combination Transaction, for the purpose of this opinion we have accepted verbal representations of the Company as to how such warrants are to be allocated among the parties to the Combination Transaction. Our opinion reflects our familiarity with the business of Ascent, OCV and the markets for their products and services, as well as information relating to Ascent's and OCV's strategic objectives developed over the course of representing the Company.

                 This opinion does not constitute a recommendation of the Combination Transaction or a recommendation of any particular course of action. Furthermore, our engagement and the opinion expressed herein are solely for the benefit of the Board of Directors of the Company and are not intended to confer rights or remedies upon any other person or entity.
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Board of Directors
On Command Video Corporation
April 18, 1996
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                 Based on and subject to the foregoing, we are of the opinion that as of the date hereof the consideration to be received by the holders of OCV's common stock pursuant to the terms of the Combination Transaction as set forth in the Agreement is fair from a financial point of view to the holders of OCV's common stock.


                                                   Very truly yours,

                                                   ALLEN & COMPANY INCORPORATED


                                                   By: /s/ Paul A. Gould
                                                       -------------------------
                                                       Paul A. Gould
                                                       Managing Director